Exhibit 99.1

FOR IMMEDIATE RELEASE

Sequenom Contacts:
Marcy Graham	Jakob Jakobsen
Senior Director, Investor Relations & Corp Comm	Media Contact
Sequenom, Inc.	Chandler Chicco Agency
858-202-9028	310-309-1003
mgraham@sequenom.com	jjakobsen@chandlerchiccocompanies.com

SEQUENOM COMPLETES INTERNATIONAL DISTRIBUTION AGREEMENTS TO

EXPAND ACCESS TO MATERNIT21 PLUS PRENATAL TESTING SERVICE

Nearly 27,000 Total MaterniT21 PLUS LDT U.S. Samples Accessioned, Increased Annual Run Rate

SAN DIEGO, Calif. – August 28, 2012 - Sequenom, Inc. (NASDAQ: SQNM), a life sciences company providing innovative diagnostic testing and genetic analysis solutions, today announced that its wholly-owned subsidiary, the Sequenom Center for Molecular Medicine (Sequenom CMM), has completed several international distribution agreements that will expand access to the MaterniT21 PLUS testing service outside the United States. Agreements in Asia cover Japan and Hong Kong; in Europe cover the Czech Republic and Slovakia, and the Netherlands; and in the Middle East, cover Israel.

The announcement of these agreements follows recent news that Sequenom’s current licensee in Europe, LifeCodexx, gained CE Marking for their trisomy 21 test, the PraenaTest®, using the Sequenom-licensed technology and has made it available as a testing service at prenatal clinics and hospitals in Germany, Austria, Liechtenstein and Switzerland.

“We believe the completion of these international agreements represents an important advance in access to and future adoption of our technology in the international prenatal care market,” said Harry F. Hixson, Jr., Ph.D., Chairman and CEO, Sequenom, Inc. “We look forward to working closely with each of our partners in these countries and to continuing our efforts to further expand access for expectant parents around the world.”

The distribution agreements further support total volume increases and goals for the company for 2012. As of August 18, 2012, Sequenom CMM had accessioned nearly 27,000 MaterniT21 PLUS test samples since the beginning of the year, and the company increased its 52-week run rate from 65,000 to 70,000 total samples. The company has also completed its previously announced sales force expansion, with more than 70 field representatives now active across the United States.

Sequenom CMM has also completed a number of steps designed to improve functionality and enhance capacity of the MaterniT21 PLUS test, which now includes a report on the presence of “Y” chromosomal material which has been validated in the same original clinical cohort as trisomies 21, 18 and 13. Other new features of the MaterniT21 PLUS test include increased multiplexing - the new 12-plex process should more than double sequencing capacity per instrument - and the use of upgraded bioinformatics and automated library preparation processes. To ensure maintenance of the high precision of the MaterniT21 PLUS test, all modifications have been rigorously validated in an equivalency study. In addition, Sequenom CMM now employs new reagents made available through Sequenom’s agreement with Illumina, all contributing to a more streamlined, efficient testing process.

The MaterniT21 PLUS test is intended for use in pregnant women at increased risk for fetal aneuploidy and can be used as early as 10 weeks gestation. Estimates suggest there are an estimated 750,000 pregnancies at risk for fetal aneuploidy each year in the United States. The test detects an increased amount of chromosomal material for trisomies 21, 18 and 13, as well as fetal sex. The MaterniT21 PLUS test is available exclusively through Sequenom CMM as a testing service to physicians. To learn more about the test, please visit Sequenomcmm.com.

About Sequenom

Sequenom, Inc. (NASDAQ: SQNM) is a life sciences company committed to improving healthcare through revolutionary genetic analysis solutions. Sequenom develops innovative technology, products and diagnostic tests that target and serve discovery and clinical research, and molecular diagnostics markets. The company was founded in 1994 and is headquartered in San Diego, California. Sequenom maintains a Web site at http://www.sequenom.com to which Sequenom regularly posts copies of its press releases as well as additional information about Sequenom. Interested persons can subscribe on the Sequenom Web site to email alerts or RSS feeds that are sent automatically when Sequenom issues press releases, files its reports with the Securities and Exchange Commission or posts certain other information to the Web site.

Sequenom CMM, LLC

Sequenom Center for Molecular Medicine® (Sequenom CMM), a CAP accredited and CLIA-certified molecular diagnostics laboratory, is developing a broad range of laboratory developed tests with a focus on prenatal and ophthalmic diseases and conditions. These laboratory-developed tests provide beneficial patient management options for obstetricians, geneticists and maternal fetal medicine specialists. Sequenom CMM is changing the landscape in genetic disorder diagnostics using proprietary cutting edge technologies.

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements regarding the expanded availability of the MaterniT21 PLUS testing service in various countries, the adoption and uptake of the Company’s services and technology, the Company’s intentions to work closely with partners and continue its efforts to further expand access for expectant parents around the world, the Company’s volume goals for 2012, the expected benefits of various changes to the MaterniT21 PLUS test, and expectations regarding the future performance, utility, and impact of the

MaterniT21 PLUS test, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risks and uncertainties associated with market demand for and acceptance and use of technology and tests such as the MaterniT21 PLUS test, reliance upon the collaborative efforts of other parties including without limitation any international distributors or licensees, the Company or third parties obtaining or maintaining regulatory approvals that impact the Company’s business, government regulation particularly with respect to diagnostic products and laboratory developed tests, publication processes, the performance of designed product enhancements, the Company’s ability to develop and commercialize technologies and products, particularly new technologies such as noninvasive prenatal diagnostics, laboratory developed tests, and genetic analysis platforms, the Company’s financial position, the Company’s ability to manage its existing cash resources or raise additional cash resources, competition, intellectual property protection and intellectual property rights of others litigation involving the Company, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including without limitation its Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 and its Annual Report on Form 10-K for the year ended December 31, 2011. These forward-looking statements are based on current information that may change and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the issuance of this press release.

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